EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CHINATEL MOVING FORWARD WITH TELECOM NETWORK DEPLOYMENT PLAN IN CHINA
Aggressive 29 city plan includes completion within two years

IRVINE, CA – March 9, 2009 – ChinaTel Group, Inc. (ChinaTel) (OTCBB:CHTL), a leader in high speed wireless broadband and telecommunications infrastructure engineering and construction services  announced today, along with its partnership structure with CECT-Chinacomm, thru Yungi and Chinacomm Limited,  that it is continuing to move forward with its aggressive plan to deploy a high speed wireless broadband telecommunications network across 29 cities in the People’s Republic of China.

“Full 3.5GHz wireless broadband deployment will continue in Beijing, Shanghai, Shenzhen, Guangzhou and Nanjing as phase one, to be operational by the end of the fourth quarter 2009,” stated Mario Alvarez, Chief Operating Officer of ChinaTel. “As far as the remaining 24 cities, phases two through six will begin a partial deployment plan within the next two years for Dalian, Qingdao, Wuhan, Hangzhou, Chengdu, Harbin, Shenyang, Jinan, Fuzhou, Chongqing, Changsha, Haikou, Xiamen, Ningbo, Xian, Changchun, Shijiazhuang, Taiyuan, Zhengzhou, Nanchang, Nanning, Lanzhou, Guiyang and Kunming.”

Along a parallel path with the deployment plan, ChinaTel is continuing to develop its core applications along with the high speed wireless broadband network. “Together with our wireless superhighway build out, it is important to remember the applications that will be provided to our customers as well, specifically Internet Access, Movies on Demand, IPTV, Music Download, Intelligent DVS, RFID, On Line Games, Digital Signage and Mobility VPN, for example,” said Mario Alvarez.  “We look forward to working with Chinacomm in providing these applications to the people of China very soon.”

 About China Tel Group, Inc.
China Tel Group, Inc. (ChinaTel), through its controlled subsidiaries, provides fixed telephony, conventional long distance, high speed wireless broadband and telecommunications infrastructure engineering and construction services.  ChinaTel is presently building, operating and deploying  networks in Asia and South America:  a 3.5GHz wireless broadband system in 29 cities across the People’s Republic of China (PRC) with and for CECT-Chinacomm Communications Co., Ltd., a PRC company that holds a license to build the high speed wireless broadband system;  and a 2.5GHz wireless broadband system in cities across Peru with and for Perusat, S.A., a Peruvian company that holds a license to build high speed wireless broadband systems.

ChinaTel’s vision remains clear:  (i) to acquire and operate high speed wireless broadband networks in key markets throughout the world; (ii) to deliver a new world of communications; and (iii) and invest in building long-lasting relationships with customers and partners to lead the broadband industry in customer service and responsiveness. Our strategy is to build leading-edge IP-leveraged solutions advanced by our worldwide infrastructure and leadership in emerging markets.

About CECT-Chinacomm Communications Co., Ltd.
CECT-Chinacomm Communications Co., Ltd. (ChinaComm) was established in January 2003. With headquarters in Beijing, ChinaComm has already set up branch offices covering key cities in China, including Qingdao, Wuhan, Xiamen, Nanjing, Chongqing, Shenzhen, and Shanghai. ChinaComm provides telecommunication services such as system integration, technology development, technical services, information consulting, equipment production and sales, and country-wide Internet café business. Under the partnership with ChinaTel in 2008, ChinaComm began the deployment of high speed wireless fixed broadband Internet infrastructure in the first tier cities of Beijing, Shanghai, Shenzhen, Guangzhou and Nanjing. In the short term, ChinaComm will focus on developing the consumer and enterprise markets on wireless access and applications in Beijing, Shanghai, and Shenzhen. Mid-term, ChinaComm will complete the entire wireless Internet broadband access infrastructure throughout the 29 cities across the PRC and intends to develop at least 1,000 enterprise customers. Longer term, ChinaComm aims to become the largest professional wireless broadband Internet access and application company in the PRC.

Contact Information:
ChinaTel Group Investor Relations
Tel: 877-260-9170
Email: investors@chinatelgroup.com

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